UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSSION
                          WASHINGTON, D.C. 20549
                         ________________________

                              SCHEDULE 13G


                 Under the Securities Exchange Act of 1934
                         (Amendment No. _______)*

                      HIGH POINT FINANCIAL CORPORATION
       ____________________________________________________________
                             (Name of Issuer)

                         COMMON STOCK, NO PAR VALUE
       ____________________________________________________________
                       (Title of Class of Securities)

                                429711 10 4
       ____________________________________________________________
                               (CUSIP Number)

                       Attention:  Vincent G. Noggle
                       Franklin Mutual Insurance Company
                       P.O. Box 400
                       Branchville, New Jersey 07826-0400
                       (973) 948-3120
       ____________________________________________________________
                 (Name, Address and Telephone Number of person
                authorized to receive notices and communications)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filling person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


                           (Continued on following pages)

                                 (page 1 of 3 pages)

CUSIP No. 429711 10 4            SCHEDULE 13G              Page 2 of 3 Pages
_____________________________________________________________________________
1.        Name of Reporting Person
          I.R.S. Identification No. of Above Person

              The Franklin Mutual Insurance Company        22-0923502
_____________________________________________________________________________
2.        Check the Appropriate Box if a Member of a Group*
                                                              (a) |__|
                                                              (b) |__|
_____________________________________________________________________________
3.        SEC Use Only
_____________________________________________________________________________
4.        Citizenship or Place of Organization

                    United States
_____________________________________________________________________________
                  5.         Sole Voting Power
 Number of
   Shares                           250,976
Beneficially      ___________________________________________________________
 Owned By         6.         Shared Voting Power
      Each
  Reporting       ___________________________________________________________
    Person        7.         Sole Dispositive Power
     With
                  ___________________________________________________________
                  8.         Shared Dispositive Power

_____________________________________________________________________________
9.        Aggregate Amount Beneficially Owned by Each Reporting Person

                        250,976
_____________________________________________________________________________
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                    |__|

_____________________________________________________________________________
11.       Percent of Class Represented by Amount in Row 9

                           6.58%
_____________________________________________________________________________
12.       Type of Reporting Person *


               *    SEE INSTRUCTIONS BEFORE FILLING OUT !

CUSIP No. 429711 10 4            SCHEDULE 13G              Page 3 of 3 Pages

                         Supplemental Statement

Item 1    (a)   Name of Issuer:             High Point Financial Corporation

Item 1    (b)                               P.O. Box 460
                                            Branchville, New Jersey   07826

Item 2    (a)   Name of Person Filing:      Franklin Mutual Insurance Company

Item 2    (b)                               P.O. Box 400
                                            Branchville, New Jersey   07826

Item 2    (c)                               State of New Jersey Corporation

Item 2    (d)   Title of Class Securities:  Common Stock

Item 2    (e)   CUSIP Number:               429711 10 4

Item 3 This statement is filed pursuant to Rules 13d-1(b), or 13-d2, and the person filing is a:

          (c)   Insurance Company as defined in Section 3(a) (19) of the Act

Item 4          Ownership
          (a)   Amount Beneficially Owned:  250,976 Shares

          (b)   Percent of Class:           6.6 %

          (c)   Sole Power to Vote:         250,976 Shares

Item 10         Certification

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                   The Franklin Mutual Insurance Company

After reasonable inquiry and to the best knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          January 29, 1998                 HIGH POINT FINANCIAL CORPORATION


                                       By: /s/ VINCENT G. NOGGLE, TREASURER
                                           _________________________________
                                           Name:   Vincent G. Noggle